UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2015

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-07584	74-1079400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard Houston, TX	77056
(Address of Principal Executive Offices)	(Zip Code)

(713) 215-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 2, 2015, Williams Partners L.P., a Delaware limited partnership (“WPZ”), completed its previously announced merger with VHMS LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of Access Midstream Partners, L.P., a Delaware limited partnership (“ACMP”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 24, 2014, among WPZ, Merger Sub, ACMP, Access Midstream Partners GP, L.L.C. (“ACMP General Partner”), and Williams Partners GP LLC (“WPZ General Partner”), pursuant to which Merger Sub merged with and into WPZ (the “Merger”). WPZ was the surviving partnership in the Merger and, as a result of the Merger, WPZ became a wholly owned subsidiary of ACMP. On February 2, 2015, following the Merger, ACMP and WPZ merged (the “Subsequent Merger”), with ACMP continuing as the surviving entity with the name Williams Partners L.P. (the “Surviving Partnership”).

Item 1.01.	Entry into a Material Definitive Agreement

Restated Credit Agreement

On February 2, 2015, following the consummation of the Merger and the Subsequent Merger, the Surviving Partnership, Northwest Pipeline LLC (“Northwest”) and Transcontinental Gas Pipe Line Company, LLC (“Transco” and, together with the Surviving Partnership and Northwest, the “Borrowers”) entered into a Second Amended & Restated Credit Agreement (the “Restated Credit Agreement”) with Citibank, N.A. (“Citi”) as administrative agent. The Restated Credit Agreement amends and restates that certain First Amended & Restated Credit Agreement, dated as of July 31, 2013 (as amended prior to February 2, 2015, the “Existing Credit Agreement”) among WPZ, Northwest, Transco, Citi as administrative agent, and the lenders named therein.

The Restated Credit Agreement increases the aggregate commitments available to the Borrowers by $1 billion (the “Incremental Commitments”) and extends the maturity date to February 2, 2020 (the “Maturity Date”). Additionally, the Restated Credit Agreement lowers, in certain cases, the applicable margin and commitment fees payable by each Borrower based on such Borrower’s senior unsecured debt ratings. The Incremental Commitments are increased commitments from lenders named in the Existing Credit Agreement as well as new commitments from institutions party to the Restated Credit Agreement. After giving effect to the Restated Credit Agreement, the Borrowers may borrow, in the aggregate, up to $3.5 billion under the Restated Credit Agreement. Northwest and Transco are each subject to a $500 million borrowing sublimit. In addition, the Surviving Partnership may request an increase of up to an additional $500 million in commitments from either new lenders or increased commitments from existing lenders named in the Restated Credit Agreement. However, at no time may the aggregate commitments under the Restated Credit Agreement exceed $4.0 billion. The Restated Credit Agreement allows for same day swingline borrowings up to an aggregate amount of $150 million, subject to other utilization of the aggregate commitments under the Restated Credit Agreement. Furthermore, the Borrowers may request an extension of the Maturity Date for an additional one-year period up to two times, to allow a Maturity Date as late as February 2, 2022, subject to certain conditions.

The Restated Credit Agreement contains various covenants that limit, among other things, each Borrower and each Borrower’s respective material subsidiaries’ ability to grant certain liens supporting indebtedness, each Borrower’s to ability to merge or consolidate, sell all or substantially all of its assets in certain circumstances, enter into certain affiliate transactions, make certain distributions during an event of default, enter into certain restrictive agreements and allow any material change in the nature of its business.

The Restated Credit Agreement includes customary events of default. If an event of default occurs with respect to a Borrower, the lenders will be able to terminate the commitments for all Borrowers and accelerate the maturity of the loans of the defaulting Borrower and exercise other rights and remedies.

The foregoing description of the Restated Credit Amendment does not purport to be complete and is qualified in its entirety by reference to the Restated Credit Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 2, 2015, the Surviving Partnership, Northwest and Transco entered into the Restated Credit Agreement as described under Item 1.01 above. The description of the Restated Credit Agreement under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of February 2, 2015, between Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.), Northwest Pipeline LLC, Transcontinental Gas Pipeline Company, LLC, as co-borrowers, the lenders named therein, and Citibank, N.A. as Administrative Agent (filed on February 3, 2015 as Exhibit 10.1 to Williams Partners L.P.’s Current Report on Form 8-K (File No. 001-34831) and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:	/s/ Sarah C. Miller
	Name:	Sarah C. Miller
	Position:	Corporate Secretary

DATED: February 3, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of February 2, 2015, between Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.), Northwest Pipeline LLC, Transcontinental Gas Pipeline Company, LLC, as co-borrowers, the lenders named therein, and Citibank, N.A. as Administrative Agent (filed on February 3, 2015 as Exhibit 10.1 to Williams Partners L.P.’s Current Report on Form 8-K (File No. 001-34831) and incorporated herein by reference).